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                                                                    EXHIBIT 99.1

                                       Contact:
                                       Mary P. Sundeen, Senior Director
                                       Corp. Communications & Investor Relations
                                       301-738-2490

FOR IMMEDIATE RELEASE
  FEBRUARY 27, 2001

                    ENTREMED, INC. COMPLETES PUBLIC OFFERING

         Rockville, MD,...February 27, 2001...EntreMed, Inc. (NASDAQ:ENMD) today announced that it has priced a public offering of 1,450,000 shares of its common stock at $18 per share underwritten by Gerard Klauer Mattison & Co., Inc. The underwriter has the option to purchase 100,000 shares at any time during the next 30 days. EntreMed expects to use the net proceeds of the offering, approximately $24,500,000 for clinical trials, working capital and general corporate purposes. The offering is expected to close on March 2, 2001.

         These shares were issued pursuant to a shelf registration statement filed with the Securities and Exchange Commission on January 14, 2000 and declared effective on January 24, 2000.

         EntreMed, Inc., The Angiogenesis Company(TM), is a clinical-stage biopharmaceutical company emphasizing antiangiogenesis therapeutics that inhibit abnormal blood vessel growth associated with a broad range of diseases such as cancer, blindness and atherosclerosis. The company's strategy is to accelerate development of its core technologies through collaborations and sponsored research programs with university medical departments, research companies and government laboratories. EntreMed's majority owned subsidiary, TheraMed, Inc., develops targeted therapeutic products to treat severe and chronic diseases, including cancer, serious infections, cardiovascular disease and genetic disorders, based on its proprietary technology that uses blood cells for drug and non-viral gene delivery. For further information, please visit the EntreMed web site at www.entremed.com

         Statements herein that are not descriptions of historical facts are forward-looking and subject to risk and uncertainties. Actual results could differ materially from those currently
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anticipated due to a number of factors, including those set forth in the
Company's Securities and Exchange Commission filings under "Risk Factors," including risks relating to the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).